Exhibit 12

Chelsea GCA Realty Inc.
Chelsea GCA Realty Partnership L.P.
Earnings to fixed charges and combined fixed charges and preferred stock dividends

                                     Six Mos Ended           Years ended December 31
                                       June 30,       --------------------------------------------------
                                          2000        1999        1998       1997       1996       1995
                                     ---------------  -------    ------    -------    --------    ------

Earnings to fixed charges:
Earnings:
Income from continuing operations
  before minority interest             $24,995         $47,556    $41,149    $35,155    $31,360   $30,701
Interest                                11,368          24,208     19,978     15,447      8,818     3,129
Portion of rent expenses
  representing interest                    255             613        665        665        665       665
Amortization of loan costs                 618           1,214        822      1,014        810       759
                                      ----------       ---------  ---------  ---------  --------- --------
Total earnings                         $37,236         $73,591    $62,614     $52,281   $41,653   $35,254

Fixed charges:
Interest expensed                      $11,368         $24,208    $19,978     $15,447    $8,818    $3,129
Interest capitalized                     2,155           3,107      5,240       4,758     3,924     3,723
Portion of rent expenses
  representing interest                    255             613        665         665       665       665
Amortization of loan costs expensed        618           1,214        822       1,014       810       759
Amortization of loan costs capitalized      68             121        236         333       457      1,546
                                      ----------       ---------  ---------  ---------  --------- --------
Total fixed charges:                   $14,464         $29,283    $26,941     $22,217   $14,674     $9,822

Ratio of earnings to fixed charges         2.6 x           2.5 x      2.3 x       2.4 x     2.8 x      3.6 x

Fixed charges and preferred stock
  dividends:
Total fixed charges                    $14,464         $29,263    $26,941     $22,217
Preferred dividends                      2,094           4,188      4,188         907
                                      ----------       ---------   ---------  ---------
Total fixed charges and preferred
  dividends:                           $16,558         $33,451    $31,129     $23,124

Ratio of earnings to combined fixed
  charges and preferred stock dividends    2.2 x           2.2 x      2.0 x       2.3 x